Exhibit 99

RICEX ANNOUNCES COMMON STOCK BUY-BACK PLAN

El Dorado Hills, Calif. — October 28, 2002 — The RiceX Company (OTC: RICX), a leading manufacturer of highly nutritious functional food ingredients derived from rice bran, today announced that its board of directors has authorized the repurchase of up to $1,000,000 of its common stock. The purchases may be conducted from time to time on the open market or in private transactions, and for a period of one year from today’s date.

As a result of eliminating the company’s debt and through prudent management of expenses, RiceX has accumulated a cash reserve of more than $2 million.  The board of directors believes that RiceX stock represents an excellent and undervalued investment opportunity for those funds.  The company currently has 38,829,350 shares of common stock outstanding.

“We believe our current share price is not a true reflection of our outlook for the future,” said Daniel McPeak, Sr., chairman and chief executive officer of RiceX.

Any purchases under the RiceX stock purchase program may be made, from time to time, in the open market, through privately negotiated transactions or otherwise.  Depending on market conditions and other factors, these purchases may be commenced or suspended at any time and from time to time without prior notice.  The shares of common stock are being purchased to return the shares to treasury for corporate purposes and improve the company’s financial position.

About the RiceX Company

RiceX manufactures highly nutritious premium functional food ingredients derived from rice bran. Using proprietary technology, RiceX stabilizes rice bran while preserving its all-natural nutrients, enabling the company to offer some of the most nutritious functional food ingredients on the market today.  RiceX is one of the few companies capable of producing rice bran products with the shelf life and nutritional profile required by most commercial users.  A public company, RiceX is traded on the NASDAQ OTC under RICX.  More information about the company can be found on the Internet at www.ricex.com.

‘Safe harbor’ statements under the Private Securities Litigation Reform Act of 1995:  This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of the competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

Contact:

Hill and Knowlton, Inc.

Rich Halberg, 916/658-1100